SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

         Filed by the Registrant  |X|
         Filed by a Party other than the Registrant  |_|
         Check the appropriate box:
         |_|      Preliminary Proxy Statement
         |_|      Confidential, for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))
         |X|      Definitive Proxy Statement
         |_|      Definitive Additional Materials
         |_|      Soliciting Material Pursuant to Section 204.14a-11(c) or
                  Section 240.14a-12

                            F&M BANCORPORATION, INC.
                (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         |X|      No fee required
         |_|      Filing Fee computed on table below per Exchange Act Rules
                  14a-6(i)(4) and 0-11.
                  (1)      Title of each class of securities to which
                           transaction applies:
                  (2)      Aggregate number of securities to which transaction
                           applies:
                  (3)      Per unit price or other underlying value of
                           transaction computed pursuant to Exchange
                           Act Rule 0-11:
                  (4)      Proposed Maximum aggregate value of transaction:
                  (5)      Total fee paid:

         |_|      Fee paid previously with preliminary proxy materials.
         |_|      Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid: _________
         (2)      Form, Schedule or Registration Statement No.:_________
         (3)      Filing Party:_____________________
         (4)      Date Filed:______________________

                            F&M BANCORPORATION, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 27, 1999

To the Shareholders of F&M Bancorporation, Inc.:

     NOTICE is hereby given that the Annual Meeting (the "Annual Meeting") of the shareholders of F&M Bancorporation, Inc., a Wisconsin corporation, will be held at the Paper Valley Hotel and Conference Center, 333 West College Avenue, Appleton, Wisconsin on Tuesday, April 27, 1999, at 7:00 p.m. local time, for the purpose of considering and voting upon the following matters:

     1. To elect three directors to serve on the Board of Directors for three-year terms expiring in the year 2002;

     2. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Your attention is called to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

     The Board of Directors has fixed the close of business on March 16, 1999 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING POST-PAID ENVELOPE. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                                   By order of the Board of Directors,




                                   Janet M. Lakso,
                                   Secretary


April 1, 1999
Kaukauna, Wisconsin

                                 PROXY STATEMENT

                           F & M BANCORPORATION, INC.
                                  P.O. BOX 410
                                 ONE BANK AVENUE
                         KAUKAUNA, WISCONSIN 54130-0410

                             SOLICITATION AND VOTING

         This Proxy Statement is being furnished to the shareholders of F&M Bancorporation, Inc. ("F&M" or the "Corporation") in connection with the solicitation of proxies on behalf of F&M's Board of Directors to be voted at the Annual Meeting of Shareholders of F&M to be held on April 27, 1999 and at any adjournment thereof (the "Annual Meeting"). Shares represented by properly executed proxies received by the Corporation will be voted at the meeting and any adjournment thereof in accordance with the terms of the proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof, either by written notice filed with the Secretary or the acting secretary of the meeting, or by oral notice to the presiding officer during the meeting.

         F&M Shareholders of record at the close of business on March 16, 1999, will be entitled to one vote on each matter presented for each outstanding share held. The list of shareholders of record entitled to notice of and to vote at the meeting will be available for inspection by any shareholder at the Corporation's principal office at One Bank Avenue, Kaukauna, Wisconsin, prior to the meeting and will also be available at the meeting. As of March 16, 1999, there were 15,506,076 shares of F&M Common Stock, $1.00 par value ("F&M Common") outstanding. This is F&M's only class of stock outstanding. Any shareholder entitled to vote may vote either in person or by a duly-authorized proxy.

         A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Directors are elected by a plurality of the votes cast by holders of F&M Common entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors.

         Shares represented at the F&M Annual Meeting by properly executed proxy will be voted in accordance with the specification made on the proxy; if no specification is made, such shares will be voted FOR the nominees. Expenses in connection with the solicitation of proxies will be paid by the Corporation. Upon request, the Corporation will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and the annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail. Proxies may also be solicited in person or by telephone, telecopy or telegraph by officers and regular employees of the Corporation who will be separately compensated for such activities.

         The F&M Board of Directors does not intend to present any other matters before the Annual Meeting. This proxy material is being mailed to shareholders commencing on or about April 1, 1999.

                        SECURITY OWNERSHIP OF CERTAIN F&M
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of F&M Common, as of March 16, 1999, by each director, each nominee for director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers of F&M as a group.



                                                            NUMBER OF SHARES AND
                                                    NATURE OF BENEFICIAL OWNERSHIP (1)
                                                    ----------------------------------

                                              Sole              Shared                         Percent
Name                                  Ownership(2)        Ownership(3)             Total      of Class
----                                  ------------        ------------             -----      --------
Otto L. Cox                                 10,914               7,852            18,766          *
Paul J. Hernke                              26,162                   0            26,162          *
Gail E. Janssen                             94,294              26,728           121,022          *
John W. Johnson                             32,065                 719            32,784          *
Douglas A. Martin                           14,391               1,534            15,925          *
Ronald E. Fenton                           191,517              56,628           248,145        1.6%
Robert C. Safford                          126,230               3,871           130,101          *
Glenn L. Schilling                          27,492               9,023            36,515          *
Joseph F. Walsh                             17,441              13,364            30,805          *
Daniel E. Voet                               4,091              12,143            16,234          *
All directors and
  executive officers as
  a group (18 persons)
  (4)                                      580,069             348,062           928,131        6.0%
------------------------------


         *        Less than 1%

         (1) The beneficial ownership information shown is based on information furnished by the named persons and is determined in accordance with Rule 13d-3, as required for purposes of this Joint Proxy Statement Prospectus. It is not to be construed as an admission of beneficial ownership for other purposes.

         (2) The specified persons have sole powers of voting and disposition of the shares listed. Includes a total of 64,411 shares subject to options held by the named persons which are exercisable currently or within the next sixty days.

         (3) The shares listed in this column are held either jointly by the named person and spouse, individually by the named person's spouse or for the account of a named person's minor child. This listing is not necessarily an admission of beneficial ownership.

         (4) Shared ownership includes 192,502 shares held by F&M's Employee's Retirement Savings Plan and Trust ("Plan") not allocated to accounts of executive officers. F&M officers John
                  W. Johnson, Bartholemew Salazar, Constance M. Verbruggen, and Daniel E. Voet, are Plan voting committee members who have shared voting power for the F&M Common held by the Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires that F&M's executive officers and directors, and persons who own more than 10% of the F&M Common, file reports of ownership and changes in ownership with the Commission. Executive officers, directors and greater than 10% shareholders (collectively "insiders") are required by Commission regulation to furnish F&M with copies of all Section 16(a) forms they file.

         All publicly-held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis during the last fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to F&M, or written representations that no such forms were required. Based solely on the filings and written representations received by F&M, except that Constance Verbruggen (an executive officer) reported one transaction late, F&M believes that during 1998 F&M's insiders have complied with all Section 16(a) filing requirements applicable to them.

                           ELECTION OF F&M DIRECTORS

         F&M presently has nine directors who are elected to staggered three-year terms. Each year, as directors' terms expire, successors are elected as directors to serve a three-year term to fill expired terms. The persons who are nominated as directors and for whom the proxies will be voted (unless otherwise specified by a shareholder) are named below. All other directors, whose terms continue, are also listed. If any of the nominees should decline or be unable to act as director, which eventuality is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the Board of Directors.



NAME AND AGE                                  PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE*          DIRECTOR SINCE
------------                                  ---------------------------------------------          --------------
NOMINEES FOR TERMS EXPIRING IN 2002

Otto L. Cox, 58 (1)(2)                        Hospital Administrator, Affinity Health Systems,              1986
                                              Inc. (health care); Director, F&M Bank-Appleton

Douglas A. Martin, 47                         Vice President of F&M; President and Director,                1990
                                              F&M Bank-Grant County

Glenn Schilling, 62 (1)                       Retired in 1991 as Vice President Thilmany Pulp &             1980
                                              Paper Company (paper manufacturer); Director,
                                              F&M Bank-Kaukauna

CONTINUING DIRECTORS - TERMS EXPIRE IN
2000

Ronald E. Fenton, 70 (2)                      Former President and Chief Executive Officer of               1998
                                              BancSecurity and Security Bank; Chairman of the
                                              Board of F&M Bank - Iowa Story County and F&M
                                              Bank - Iowa South Central

John W. Johnson, 44                           Chief Executive Officer and President of F&M                  1994
                                              since 1997; Vice President of F&M from 1994 to
                                              1997; President and Director F&M Bank-Northeast
                                              from 1989 to 1997 (4)

Joseph F. Walsh, 66 (1)(2)                    Retired in 1993 as President, Hartjes-Walsh                   1980
                                              Insurance Management Inc. (insurance sales);
                                              Director, F&M Bank-Kaukauna

CONTINUING DIRECTORS - TERMS EXPIRE
IN 2001

Paul J. Hernke, 62 (1)                        Director Internal Audit and Risk Management,                  1987
                                              Campus Crusade for Christ (since
                                              1994); Retired in 1993 as
                                              President, Hernke Foods, Inc.,
                                              (manufacturer of cheese and dairy
                                              products)


Gail E. Janssen, 68                           Chairman of the Board of F&M since 1980; Chief                1980
                                              Executive Officer of F&M from 1980 to 1997, and
                                              President from 1980 to 1996; Chairman of the
                                              Board of F&M Bank-Kaukauna

Robert C. Safford, 68 (1)(2)(3)               Real Estate Developer with Realty Development                 1994
                                              Corporation; previously, President, R.E.
                                              Management, Inc. (real estate rental and
                                              management) from 1988 to 1996; Retired in 1994
                                              as Chairman of the Board, President and Chief
                                              Executive Officer of First National Financial
                                              Corporation and First National Bank of Wisconsin
                                              (now part of F & M Bank-Northeast) (4)


----------------------

   * Each of the persons has held the positions listed in the table above for at least five years unless otherwise indicated.

         (1) Member of the Compensation Committee in 1998. In 1998, the Compensation Committee held one meeting. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding overall compensation policies, salaries, bonuses and benefits for the employees of F&M and its subsidiaries. The Compensation Committee also serves as the Stock Option Committee, which makes awards for the issuance of stock options to the key employee participants in the F&M Bancorporation, Inc. 1993 Incentive Stock Option Plan (the "Option Plan").

         (2) Member of Audit Committee in 1998. In 1998, the Audit Committee met quarterly and the results of those meetings were reported at each subsequent directors' meeting. The Audit Committee reviews the functions and findings of F&M's internal audit staff and its independent public accountants and makes recommendations to the Board of Directors with respect thereto.

         (3) The agreement by which F&M acquired First National Financial Corporation ("FNFC") contemplated that Mr. Safford would be appointed to F&M's Board of Directors, and renominated to that position (as he was in 1995) provided he continues to own at least 66,000 shares of F&M Common, subject to shareholder and regulatory approval.

         (4) The agreement by which F&M acquired Pulaski Bancshares, Inc. ("PBI") contemplated that a designee of PBI (which was Mr. Johnson) would be appointed to F&M's Board of Directors and nominated for re-election (as he was in 1997) if consistent with safe and sound banking practices and F&M's best interests.

         The Board of Directors held four regular meetings and one special meeting during 1998. All of the directors attended at least 75% of the meetings of the Board of Directors and committees of which they are members. Directors' fees for 1998 for non-employee directors, beginning in April 1998, were $1,900 per quarter, $750 per meeting and $550 per committee meeting. For 1999, directors' fees for non-employee directors have been set at $2,100 per quarter, $750 per directors' meeting and $550 per committee meeting. Non-employee directors also receive directors' fees from those subsidiary bank boards on which they serve. No directors' fees are paid to employee-directors.

         In 1993, F&M's shareholders approved the 1993 Stock Option Plan for Non-Employee Directors of F&M Bancorporation, Inc. (the "Directors' Plan"). Under the Directors' Plan, F&M's non-employee directors are to receive an option to acquire 1,331 shares of F&M Common Stock (adjusted as a result of the subsequent stock dividends) on each succeeding January 1 during the term of the Directors' Plan. On each of January 1, 1998 and 1999, each non-employee director acquired an option to acquire 1,331 shares of F&M Common at $36.76 per share and 1,331 shares of F&M Common at $29.875 per share, respectively.

         As part of F&M's acquisition of FNFC in February 1994, Mr. Safford entered into a non-competition agreement with F&M under which Mr. Safford agreed not to compete with F&M. Under the agreement, F&M will provide payments in the total amount of $500,000 to Mr. Safford over a five-year period beginning in February 1994; payments of $100,000 were made in 1998.

                           F&M EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information concerning the total compensation of F&M's four highest compensated executive officers who received salary and bonus in excess of $100,000, including the chief executive officer, for fiscal year 1998 and for the two prior fiscal years. The data includes compensation for service in all capacities to F&M and its subsidiaries.



                                                                                     LONG TERM
                                                                                  COMPENSATION
                                                                                  ------------
                                              ANNUAL COMPENSATION (1)                 AWARDS
                                              -----------------------                 ------
                                                                               SECURITIES UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR        SALARY      BONUS (2)           OPTIONS/SARS # (3)       COMPENSATION(4)
---------------------------         ----        ------      ---------           ------------------       ---------------
John W. Johnson                     1998      $  221,138     $  83,697                 1,650              $   10,000
 President and CEO                  1997         157,140        41,801                   908                  13,225
                                    1996         132,095        20,262                   998                  12,000

Gail E. Janssen                     1998      $  106,176     $     -0-                 3,300              $   20,516
  Chairman                          1997         285,497        92,067                 3,300                  44,571
                                    1996         242,731        67,716                 7,260                  41,547

Douglas Martin                      1998      $  106,186     $  19,479                   825              $    9,790
 Vice-President                     1997          98,905        13,914                   908                  10,196
                                    1996          95,429        17,560                   998                   8,804

Daniel E. Voet                      1998      $   94,703     $  10,816                   825              $   8,674
 Chief Financial Officer            1997          66,987        11,000                   605                  6,657
  and Treasurer                     1996          57,672        10,000                   665                  5,179



-----------------------

         (1) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with Commission regulations, the value of these benefits are not indicated since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.
         (2) Annual bonus amounts are earned and accrued during the years indicated but paid in the following fiscal year.
         (3) Represents options granted under the Option Plan. No SAR's are granted thereunder.
         (4) This column reflects F&M's contributions, both profit sharing and 401(k) matching, to named officers' accounts (except Mr. Janssen) in the Employee's Retirement Savings Plan and Trust and, for Mr. Janssen only, to the Non-Qualified Deferred Compensation Plan. In 1998 the contributions to Mr. Janssen's Deferred Compensation Plan account were $20,516. Contributions to the Retirement Savings accounts of Messrs. Johnson, Martin and Voet were $10,000, $9,790, and $8,674, respectively, in 1998.

Stock Options

         The following table sets forth information on stock options under the Option Plan granted in 1998 to the executive officers named in the Summary Compensation table:

           OPTION/SAR GRANTS IN LAST FISCAL YEAR:   INDIVIDUAL GRANTS



                                                                                                          POTENTIAL REALIZABLE
                                                                                                            VALUE AT ASSUMED
                                                                                                          ANNUAL RATE OF STOCK
                      NO. OF SECURITIES         % OF TOTAL                                               PRICE APPRECIATION FOR
                         UNDERLYING           OPTIONS GRANTED                                                   OPTION TERM
                           OPTIONS             TO EMPLOYEES          EXERCISE       EXPIRATION          -------------------------
           NAME          GRANTED (1)          IN FISCAL YEAR       PRICE ($/SH)        DATE              5%                   10%
           ----          -----------          --------------       ------------   --------------        -------------------------
Gail E. Janssen             3,300                12.9%                35.85          1-28-08           $74,401           $188,548
John W. Johnson             1,650                 6.5%                35.85          1-28-08            37,201             94,274
Douglas A. Martin             825                 3.2%                35.85          1-28-08            18,600             47,137
Daniel E. Voet                825                 3.2%                35.85          1-28-08            18,600             47,137

-----------------
         (1) Represents options granted under the Option Plan to purchase shares of F&M Common at their fair market value on the date of option grant. No SAR's are granted under the Option Plan.

         The following table gives information as to the stock options held by the named executive officers at December 31, 1998.


             AGGREGATE OPTION/SAR EXERCISED IN LAST FISCAL YEAR AND
                        FISCAL YEAR END OPTION/SAR VALUES


                                                                                 NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                                  UNDERLYING OPTIONS            IN-THE-MONEY
                                                                                    AT FISCAL YEAR            OPTIONS AT FISCAL
                                                                                        END (2)                 YEAR END (3)
                                 SHARES ACQUIRED                                        -------                 ------------
            NAME                   ON EXERCISE           VALUE REALIZED(1)         EXERCISABLE (4)            EXERCISABLE (4)
            ----                   -----------           -----------------         ---------------            ---------------
Gail E. Janssen                      17,820                 $362,668                    3,300                       ---
John W. Johnson                       3,000                   79,439                    9,278                  $139,856
Douglas A. Martin                         0                        0                    5,724                    60,000
Daniel E. Voet                            0                        0                     4,093                   39,993


------------------

         (1) The Value Realized is based on the closing price of F&M Common on the exercise date.

         (2) Represents options granted under the Option Plan and also by PBI in the case of Mr. Johnson. No SAR's are granted under the Option Plan.

         (3) Based upon the $30.25 closing price on the last trading day of the year.

         (4) All options granted prior to December 31, 1998 were exercisable at that date.

Compensation/Severance Agreements

         In connection with its acquisition by F&M, Pulaski State Bank ("Pulaski") (now part of F&M Bank-Northeast) entered into an employment agreement with John W. Johnson on November 4, 1993 for a term of three years. The merger agreement also provided that, pursuant to a separate arrangement, certain options to purchase shares of common stock of PBI, the parent company of Pulaski, held by Mr. Johnson were converted into options to purchase shares of F&M Common at the same conversion ratio that the shares of PBI common stock were converted into shares of F&M Common in the merger of PBI and F&M. Upon being designated as President and Chief Operating Officer in July 1997, Mr. Johnson and F&M entered into an employment agreement, which was amended in November 1997 when Mr. Johnson was designated Chief Executive Officer.

         F&M entered into a new employment agreement effective as of August 1, 1998 with Mr. Johnson, pursuant to which Mr. Johnson serves as President and Chief Executive Officer. The employment agreement has a three year term, unless earlier terminated voluntarily by Mr. Johnson or upon the occurrence of certain events by F&M. Under the employment agreement, F&M pays Mr. Johnson a base salary, subject to adjustment at such intervals and in amounts to be determined by F&M, consistent with adjustments received by other employees of F&M and the duties of Mr. Johnson, including, among other things, Mr. Johnson's performance, the performance of F&M, competitive factors and economic conditions. The employment agreement also provides that Mr. Johnson is eligible to participate in the Option Plan, bonuses and other incentive plans of F&M established for F&M's President and CEO.

         F&M also entered into an employment agreement effective as of August 1, 1998 with Daniel E. Voet, pursuant to which Mr. Voet serves as Treasurer and Chief Financial Officer. The employment agreement has a three year term, unless earlier terminated voluntarily by Mr. Voet or upon the occurrence of certain events by F&M. Under the employment agreement, F&M pays Mr. Voet a base salary, subject to adjustment at such intervals at an amount to be determined by F&M, consistent with adjustments received by other employees of F&M and the duties of Mr. Voet, including among other things, Mr. Voet's performance, the performance of F&M, competitive factors and economic conditions. The employment agreement also provides that Mr. Voet is eligible to participate in the Option Plan, bonuses and other incentive plans of F&M established for F&M's Chief Financial Officer and Treasurer.

         Each of the 1998 employment agreements contain severance benefits should either officer be terminated in connection with a change in control transaction involving F&M. In such event, Mr. Johnson and Mr. Voet would receive a severance payment in the amount equal to his average annual compensation (defined to include his then current base annual salary multiplied by 2.99). In addition to the severance payment, the officer would also be entitled to continue receiving, for two years following termination, medical, life and disability insurance benefits, and vested benefits otherwise payable to him in the F&M plan or agreement related to retirement or deferred compensation benefits, if any. The agreements define "change in control" and the circumstances in which a termination is deemed to have occurred in connection with the change in control.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The general compensation policies of the Corporation and its subsidiaries are set by the Compensation Committee (the "Committee"). In 1998, the Committee was composed of independent non-employee directors. In addition, decisions as to the grant of options under the Corporation's 1993 Incentive Stock Option Plan (the "Option Plan") are also made by the Committee, which serves as the board's stock option committee.

         In establishing executive compensation, the Committee focuses primarily on the following considerations:

         1. Attraction and retention of qualified personnel;

         2. Providing compensation which is competitive with businesses similar in size and nature to F&M;

         3.       General economic conditions;

         4. Providing incentives to personnel to achieve F&M's goals, which include achieving an adequate return on equity to enhance the ability of F&M to pay dividends and to increase the value of F&M's stock; and

         5. The individual performance of each executive officer, assessed against the requirements and duties of his or her specific job.

         In considering the first two factors, the Committee relies on periodic compensation surveys and analyses of amounts paid by companies deemed by the Committee to be comparable to F&M. The Committee has used published salary information available from outside sources such as salary survey data, as well as salary survey information for F&M's market area provided by a consultant retained by F&M. Because of different sources and purposes, the group of companies in these surveys is not the same as the group of companies in the NASDAQ Bank Stock Index used in the performance graph below. With this information, the Committee sets the base salary and bonus for its Chief Executive Officer and establishes a fund for salaries for the other executive officers. The Chief Executive Officer then sets the salaries for these officers, subject to review and approval by the Board of Directors.

         Once a salary range for a position is set, the Committee determines the actual base salary to be paid to the specific individual. This decision is based upon the executive officer's background, experience, skill, demonstrated expertise and contributions to F&M's performance.

         F&M utilizes an incentive bonus plan (the "Bonus Plan") for its executive officers. In 1998, all executive officers were eligible to participate in the Bonus Plan (or analogous plans through subsidiary banks). Under the Bonus Plan, these officers were able to earn a bonus based on the return on opening equity ("ROOE") achieved by F&M in 1998. The Committee established a 16% target ROOE for 1998 which was selected to complement F&M's internally established goal for the year, and a target bonus amount which these executive officers could earn if that target ROOE was achieved. The actual bonus amount is determined by multiplying the target bonus amount by the bonus multiplier set by the Committee, based on the actual ROOE. Certain adjustments are made for officers with operational responsibilities at a particular Bank, based upon the Bank's performance.

         As ROOE increases from 14% to 18%, the multiplier increases from 0.6 to
1.4. No bonus would be paid if ROOE was not at least 14%, although the Committee does have discretion to deviate from the bonus formula if the Committee felt unusual circumstances justified payment of a bonus. For 1998, an adjusted ROOE was used by the Committee to reflect certain unusual factors, primarily resulting from the effects of acquisitions and pooling of interests accounting, which the Committee felt were appropriate for this calculation.

         The Committee believes that this Bonus Plan encourages achievement of F&M's annual goals. The Committee strives to set an aggressive target ROOE. The Committee feels the Bonus Plan provides a strong incentive to reach this goal by providing a bonus for achieving the targeted ROOE and an additional bonus if F&M achieves superior results compared to the targeted ROOE. At the same time, if F&M falls short of the targeted ROOE but meets a minimum threshold, the Bonus Plan provides a reduced financial benefit in recognition that F&M performed acceptably but fell short of its goal. Overall, the Committee believes that this Bonus Plan is well suited to assist F&M in reaching its target ROOE.

         In 1993, F&M's shareholders approved the Option Plan, providing for the grant of options to executive officers and other key employees. The Option Plan was proposed for the purpose of providing an additional incentive to those persons which would result in an increased identification with shareholders of F&M by offering increased stock ownership. In 1998, the Committee made grants of options under the Option Plan ranging from 825 to 3,300 shares.

The Committee based its determination on the number of shares to be subject to options for officers upon the position and duties of the officers within F&M, and the desire to provide a meaningful incentive to such officers in comparison to their respective salary levels. With certain exceptions, 1998 awards were consistent with prior years' awards.

         In 1995, the Board of Directors approved the Officer's Stock Purchase Plan (the "Purchase Plan"), intended to increase the identification of officers with shareholders by establishing guidelines for minimum continuing ownership of shares of F&M Common by specified officers and employees. To facilitate the holding of shares, the Purchase Plan provides for loans to such persons for the purchase of shares. While the Committee does not consider the Purchase Plan to be a compensation vehicle, it believes that the ownership and loan provisions of the Purchase Plan will provide a further incentive to officers based upon corporate performance to the extent it is reflected in the market price of F&M Common.

         The general factors that are used to determine the CEO's annual base salaries as well as their incentive compensation are the same as those described above for all executive officers. Mr. Johnson's salary is determined pursuant to his employment agreement. The $225,000 base salary was chosen with a desire to establish a base salary that the Committee believed was both competitive and consistent with other holding companies, as well as consistent with F&M's general compensation levels and policies. While Committee members reviewed salaries at certain other companies, no specific survey was conducted. Mr. Johnson's bonus was determined in accordance with the Bonus Plan formula set forth above. Mr. Johnson received an option for 1,650 shares of F&M Common in 1998, consistent with other prior year grants to him.

         Because of F&M's current compensation structure, the Committee believes it unlikely that F&M will be affected by the provisions of the Omnibus Budget Reconciliation Act of 1993 which limit the deductibility to employers of executive compensation in excess of $1 million annually. The Option Plan was approved by the shareholders and is, therefore, exempt from the limitation. The Committee intends to continue to monitor this matter in future years.

Members of the Compensation Committee in 1998:

           Otto L. Cox, Chairman                       Joseph F. Walsh, Member
           Paul J. Hernke, Member                      Robert C. Safford, Member
           Glenn L. Schilling, Member

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1998, there were no members of the Compensation Committee with reportable interlocks.

                              TRANSACTIONS WITH F&M

         F&M's subsidiary banks have, and expect to continue to have, regular dealings with directors and officers of F&M and its subsidiaries, as well as their associates and the firms which they serve in various capacities. Certain of such persons and firms have been indebted to F&M's subsidiary banks for loans made in the ordinary course of business. Except as set forth below, all such loans are required to be, have been and are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

         Pursuant to F&M's Officers' Stock Purchase Plan (the "Purchase Plan"), covered executives are expected to own shares of F&M Common in recommended minimum amounts. To facilitate ownership, the Purchase Plan (as approved in 1996 by F&M shareholders) includes provisions which permit F&M to make loans for the purchase of shares of F&M Common. Loans are secured by shares of F&M Common with a market value equal to at least 110% of the loan at the date of the loan and for a term of either three or five years, as selected by the executive. Loans bear interest at 100% of the "Applicable Federal Rate" as provided in the Internal Revenue Code to avoid "unstated interest."

         Under the Purchase Plan, through December 31, 1998, F&M has made loans totaling in excess of $60,000 to executive officers of F&M as follows:



               NAME                               HIGHEST BALANCE (1)    INTEREST RATE           MATURITY
               ----                               ---------------        -------------           --------
         John W. Johnson                                 $   75,000          5.98%               11/20/00
                                                             18,000          5.64%               05/20/99
                                                             11,595          5.57%               11/11/00
                                                             11,595          5.45%               08/04/03
                                                             10,545          5.03%               10/19/03

         Gail E. Janssen                                  $ 369,627          5.58%               04/29/03
                                                             95,000          5.79%               12/18/00
                                                             51,000          5.49%               02/02/01

         Daniel E. Voet                                  $   58,000          5.51%               01/31/00
                                                             40,250          5.56%               07/28/03
                                                             37,450          5.57%               02/02/03
                                                             27,500          4.96%               03/29/99
                                                             25,750          5.49%               02/01/01

         Peter Smaby                                     $   60,750          4.44%               11/02/03
                                                             26,775          5.51%               01/31/00
                                                             26,775          5.97%               01/31/02
                                                             13,313          4.74%               03/04/04

         Douglas A. Martin                               $   38,650          5.45%               08/05/03
                                                             38,000          5.57%               02/03/03
                                                             30,000          5.97%               01/31/02
                                                             28,950          6.68%               08/05/01
                                                              9,000          5.64%               05/29/99

         Linda K. Seefeldt                               $   98,900          5.56%               07/28/03




------------------
         (1)      Also represents the year end balance.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on F&M Common with the NASDAQ Stock Market Index for U.S. Companies and the NASDAQ Bank Stock Index. The values on the graph show the relative performance of a $100 investment made on December 31, 1993, in F&M Common and in each of the indices, with reinvestment of dividends.




                             1993     1994    1995    1996    1997     1998
                             ----     ----    ----    ----    ----     ----
F&M Bancorporation          100.00   111.31  137.74  177.28  268.81   228.40
NASDAQ Stock Market         100.00    97.75  138.26  170.01  208.58   293.21
NASDAQ Bank Stock Index     100.00    99.64  148.38  195.91  328.02   324.90



                                    AUDITORS

         The Board of Directors anticipates reappointing the firm of Wipfli Ulrich Bertelson LLP as independent auditors to audit the financial statements of the Corporation for the year 1999. Wipfli Ulrich Bertelson LLP has acted as F&M's auditor since 1986. Representatives of Wipfli Ulrich Bertelson LLP are expected to be present at the annual meeting of shareholders to respond to appropriate questions and to make a statement if they so desire.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals for F&M's 2000 Annual Meeting of Shareholders must be received no later than January 29, 2000 at the Company's principal executive offices, One Bank Avenue, Kaukauna, Wisconsin 54130 and directed to the attention of the Secretary, in order to be considered for inclusion in next year's annual meeting proxy material under the Securities and Exchange Commission's proxy rules. Under F&M's Bylaws, written notice of shareholder proposals for F&M's 2000 Annual Meeting of Shareholders which are not intended to be considered for inclusion in next year's annual meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received no later than January 29, 2000 and no earlier than November 30, 1999 at such offices, directed to the attention of the Secretary, and such notice must contain the information specified in F&M's Bylaws.

                                  OTHER MATTERS

         The Board of Directors of F&M has not been informed and is not aware that any other matters will be brought before the Annual Meeting except as set forth herein. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented at the meeting.

                                        By Order of the Board of Directors




                                        Janet M. Lakso, Secretary


Kaukauna, Wisconsin
April 1, 1999


         A COPY OF THE CORPORATION'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF THE CORPORATION'S COMMON SHARES AS OF MARCH 16, 1999, ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: JANET M. LAKSO, SECRETARY, F&M BANCORPORATION, INC., ONE BANK AVENUE, P.O. BOX 410, KAUKAUNA WI 54130-0410.

                            F&M BANCORPORATION, INC.
                       1999 ANNUAL MEETING OF SHAREHOLDERS
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gail E. Janssen, John W. Johnson and Daniel E. Voet, and each of them, proxies, with full power of substitution, to represent and to vote as designated herein all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of F&M Bancorporation, Inc. to be held at the Paper Valley Hotel and Conference Center, 333 West College Avenue, Appleton, Wisconsin, on Tuesday, April 27, 1999, at 7:00 p.m., Central Time, and at any adjournment thereof, hereby revoking any and all proxies heretofore given:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1.

               DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

 (1) ELECTION OF DIRECTORS for three-year terms ending in 2002:

 [ ] FOR all nominees listed              [ ]  WITHHOLD AUTHORITY to vote
     (except as indicated)                     for for all nominees listed

       1 - OTTO L. COX        2 - GLENN SCHILLING         3 - DOUGLAS A. MARTIN

(Instructions: To withhold authority for any individual indicated nominee, write
 the number(s) of the nominee(s) in the box provided to the right)  [        ]


 (2) OTHER MATTERS: In their discretion, on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice of Meeting and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

Address Change?
Mark Box    [ ]
Indicate changes below:
                                Date ________________

                                NO. OF SHARES


                                ________________________________________________
                                Signature(s) in box

                                PLEASE SIGN PERSONALLY AS NAME APPEARS AT LEFT. When signing as attorney, executor, administrator, personal representative, trustee or guardian, given full title as such. If signer is a corporation, sign full corporate name by duly authorized officer. If stock is held in the name of two or more persons, all should sign.